Exhibit 99.1

Supplemental Information Regarding Wyndham Hotels and La Quinta

March 23, 2018

Except as otherwise specified, as used herein, (i) the terms “Wyndham Hotels,” “we,” “our” and “us,” refer (a) prior to the consummation of our internal reorganization in connection with the planned spin-off, to the entities holding substantially all of the assets and liabilities of the Wyndham Worldwide Hotel Group business used in managing and operating the hotel business of Wyndham Worldwide Corporation and (b) after the consummation of such internal reorganization, to Wyndham Hotels & Resorts, Inc. and its consolidated subsidiaries and (ii) the term “Wyndham Worldwide” refers to Wyndham Worldwide Corporation.

As previously announced, in January 2018, Wyndham Worldwide agreed to acquire the hotel franchising and management businesses of La Quinta Holdings Inc. (“La Quinta”). Certain financial information of Lodge Holdco II LLC and its related subsidiaries, and LQ Management L.L.C. and its related subsidiaries (collectively referred to as “New La Quinta”), wholly-owned subsidiaries of La Quinta, which comprise its hotel franchising and management businesses, is set forth herein.

Provided below is certain supplemental information regarding Wyndham Hotels and La Quinta:

•                  For the year ended December 31, 2017, on a pro forma basis after giving effect to the La Quinta acquisition, we generated $416 million in royalty revenue.

•                  As of December 31, 2017, our economy scale hotels will represent approximately 41% of the branded U.S. economy hotel inventory and we will retain our number one position in the economy segment of the lodging industry. After giving effect to the acquisition of La Quinta, our brands will also have the largest number of midscale hotels in the industry, comprising 37% of the branded U.S. midscale hotel inventory.

•                  The reconciliation of New La Quinta’s Net Income to New La Quinta Adjusted EBITDA (as defined below) and New La Quinta Further Pro Forma Adjusted EBITDA is as follows:

	December 31,
($ in millions)	2017	2016	2015
Net Income	$33	$40	$33
Provision for income taxes	15	23	22
Depreciation and amortization	4	4	4
Interest expense, net	(1)	—	—
Stock-based compensation	12	11	12
Transaction-related expense	12	—	—
New La Quinta Adjusted EBITDA	75	$78	$71
Stock-based compensation(i)	(12)
Incremental fee from CorePoint(ii)	33
New La Quinta Further Pro Forma Adjusted EBITDA	$96

(i)        Represents stock-based compensation expenses, which are included in the $63 million of synergies expected to be generated in connection with our acquisition of La Quinta.

(ii)     Reflects the changes to La Quinta’s royalty fees and La Quinta’s management fees being effected in connection with our acquisition of La Quinta, as well as the incremental revenue La Quinta will receive from CorePoint related to IT services and a front desk call center program.

New La Quinta Adjusted EBITDA is defined as net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related expense (acquisition-, disposition- or separation-related), stock-based compensation expense, early extinguishment of debt costs and income taxes. Adjusted EBITDA is not a recognized term under generally accepted accounting principles in the United States of America and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with GAAP.

Forward-Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Wyndham Hotels and La Quinta to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements. Important assumptions and other important factors could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof. Wyndham Worldwide and Wyndham Hotels do not undertake any obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Non-GAAP Financial Information

New La Quinta Adjusted EBITDA and New La Quinta Further Pro Forma Adjusted EBITDA are supplemental measures of New La Quinta’s performance. These measures are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). New La Quinta Adjusted EBITDA and New La Quinta Further Pro Forma Adjusted EBITDA are not a measurement of La Quinta’s financial performance or financial position under GAAP and should not be considered as alternatives to net revenues, net income or any other performance measures derived in accordance with GAAP. A reconciliation of each of New La Quinta Adjusted EBITDA and New La Quinta Further Pro Forma Adjusted EBITDA to New La Quinta Net income is included herein. The Securities and Exchange Commission (the “SEC”) has adopted rules to regulate the disclosure of non-GAAP financial measures in registration statements filed with the SEC, such as New La Quinta Adjusted EBITDA and New La Quinta Further Pro Forma Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented herein may not comply with these rules.

Pro Forma Information

Certain pro forma information is included herein. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results that would have occurred if the La Quinta acquisition had been previously consummated, nor is it indicative of future results.

Disclaimer

The information contained herein (unless otherwise indicated) has been provided by Wyndham Worldwide and Wyndham Hotels solely for informational purposes. This information does not constitute a recommendation regarding the securities of Wyndham Worldwide or Wyndham Hotels. This information does not constitute, or form part of, any offer, invitation to sell or issue, or any solicitation of any offer to subscribe for, purchase or otherwise acquire any securities of Wyndham Worldwide or Wyndham Hotels, nor shall it, or the fact of its communication, form the basis of, or be relied upon in connection with, or act as any inducement to enter into any contract or commitment whatsoever with respect to such securities. The information herein is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require registration of licensing within such jurisdiction.

The information contained herein is provided as of the date set forth above and is subject to change without notice. The information contained herein may be updated, completed, revised and amended and such information may change materially in the future. Wyndham Worldwide and Wyndham Hotels are under no obligation to update or keep current the information contained herein.